Exhibit 99.1
THE ST. JOE COMPANY 2009 EMPLOYEE STOCK PURCHASE PLAN
Effective as of July 16, 2009
1.	PURPOSE AND EFFECT OF PLAN. The purpose of The St. Joe Company 2009 Employee Stock Purchase Plan (the “Plan”) is to provide employees of the Company an opportunity to acquire an ownership interest in the Company through the purchase of Common Stock of the Company. The Plan is intended to comply with the terms of Code section 423 and Rule 16b-3 promulgated under the Act.

2.	SHARES AVAILABLE FOR PURCHASE UNDER THE PLAN. Participants may purchase up to 70,000 shares of Common Stock under the Plan, subject to adjustment as provided in Section 13. These shares of Common Stock may be (a) newly issued by the Company from its authorized but unissued shares; (b) issued by the Company from its treasury shares; or (c) acquired, at the expense of the Company, by purchases of Common Stock on the open market or in private transactions, as the Compensation Committee may direct in its discretion.

3.	DEFINITIONS. Where indicated by initial capital letters, the following terms shall have the following meanings:
(a)	Accumulation Period: The calendar month.

(b)	Act: The Securities Exchange Act of 1934, as amended.

(c)	Code: The Internal Revenue Code of 1986, as amended, or any subsequently enacted federal revenue law. A reference to a particular section of the Code shall include a reference to any regulations issued under the section and to the corresponding section of any subsequently enacted federal revenue law.

(d)	Common Stock: The Company’s Common Stock, no par value.

(e)	Compensation: A Participant’s gross base salary, commissions, and bonuses which are reportable on IRS Form W-2 and that are paid during a given Accumulation Period on or after the date a Participant’s Enrollment Form becomes effective; provided, however, regardless of when such remuneration was earned, “Compensation” does not include the following: any amounts processed within pay periods which end 31 days or more after termination of employment; sign-on and new hire referral bonuses; commissions on sale of own residence; severance pay; payments made after the death of the Participant; recoverable draws; distributions from any qualified or nonqualified retirement plan; and gratuities and tips.

The Company’s classification of income and its determination as to the date paid for purposes of the Plan shall be conclusive and binding on Participants. As used herein, the term “gross base salary” includes overtime and certain wage replacement payments such as paid time off (PTO), holiday, bereavement, jury duty, disaster pay, volunteer pay, and military duty (in no event less than the amount required by Code Section 414(u)); elective deferrals under Code Section 402(g)(3); amounts contributed or deferred under Code Section 125; and elective amounts that are not includible in the gross income of the Participant by reason of Code Section 132(f)(4).

(f)	Compensation Committee: The Compensation Committee of the Board of Directors of the Company.

(g)	Company: The St. Joe Company, and any successor by merger, consolidation or otherwise.

(h)	Custodian: A financial institution or other corporate entity selected by the Company from time to time to act as custodian for the Plan.

(i)	Designated Subsidiary: Any Subsidiary which has been designated by the Compensation Committee to participate in the Plan from time to time.

(j)	Eligible Employee: Any employee of the Company or its Designated Subsidiaries who meets the eligibility requirements of Section 5 and Section 9.

(k)	Enrollment Form: The form filed by a Participant authorizing payroll deductions and applicable tax withholdings pursuant to Section 6.

(l)	Fair Market Value: As of any date, the closing price per share of Common Stock on such date as reported on the New York Stock Exchange or, if such date is not a trading day, on the most recent trading day prior to such date.

(m)	Investment Account: The account established for each Participant to hold Common Stock purchased under the Plan pursuant to Section 7.

(n)	Investment Date: The last business day of the Accumulation Period.

(o)	Participant: An Eligible Employee who elects to participate in the Plan by filing an Enrollment Form pursuant to Section 6.

(p)	Plan: “The St. Joe Company 2009 Employee Stock Purchase Plan,” as set forth herein and as amended from time to time.

(q)	Purchase Price: 85% of the Fair Market Value of a share of Common Stock on the Investment Date.

(r)	Subsidiary or Subsidiaries: Any corporation (other than the Company), in an unbroken chain of corporations beginning with the Company if, as of the Investment Date, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. Subsidiary shall include any corporation that becomes a subsidiary (within the meaning of the above definition) of the Company after the adoption and approval of the Plan.
4.	ADMINISTRATION OF THE PLAN. The Plan shall be administered by the Compensation Committee. Subject to the express provisions of the Plan, the Compensation Committee shall have the authority to take any and all actions (including directing the Custodian as to the acquisition of shares) necessary to implement and interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable in administering the Plan. All of such determinations shall be final and binding upon all persons. The Compensation Committee may request advice or assistance or employ such other persons as are necessary for proper administration of the Plan.

The Compensation Committee may delegate administration of the Plan to one or more employees of the Company or any Subsidiary. The Compensation Committee may at any time revest in the Compensation Committee the administration of the Plan.

Without limitation of the foregoing, the Compensation Committee from time to time may designate Subsidiaries whose employees upon such designation shall be eligible (subject to the eligibility requirements of Section 5 below) to participate in the Plan, any such Subsidiary to be herein referred to as a Designated Subsidiary.

5.	ELIGIBLE EMPLOYEES. Any employee of the Company or a Designated Subsidiary shall be eligible to participate in the Plan, except that the following classes of employees shall be excluded:
(a) employees of the Company or a Designated Subsidiary whose customary employment is for not more than five (5) calendar months in any calendar year;

(b) employees who as of the start of a given Accumulation Period have not been continuously employed by the Company or a Designated Subsidiary for at least ninety (90) days;

(c)     employees of the Company or a Designated Subsidiary who are citizens or residents of a foreign jurisdiction (without regard to whether they are also citizens or resident aliens of the United States), if the grant of an option under the Plan to such an employee is prohibited under the laws of such foreign jurisdiction or if compliance with the laws of the foreign jurisdiction would cause the Plan to violate the requirements of Code section 423; or

(d)	employees of the Company or a Designated Subsidiary whose customary employment is for twenty (20) hours per week or less.
This Section 5 is subject to the provisions of Section 9.

6.	ELECTION TO PARTICIPATE. Once an employee becomes an Eligible Employee, that employee may become a Participant effective on the first day of the Accumulation Period after he or she becomes eligible, or on the first day of any later payroll period, provided that at least thirty (30) days prior to the date the payroll deductions are to begin the Eligible Employee has filed a properly completed Enrollment Form with the persons designated by the Compensation Committee. If an Enrollment Form is filed less than thirty (30) days prior to the date payroll deductions are to begin, the Company will accommodate such request as of the intended effective date if it is administratively feasible to do so.

On the Enrollment Form, the Eligible Employee shall indicate the whole percentage of the employee’s Compensation between 1% and 50% which will be deducted from the employee’s Compensation during the Accumulation Period and applied toward the purchase of Common Stock on the Investment Date.

All regular payroll deductions shall be held by the Company without interest until the funds are forwarded to the Custodian for purchase of shares on the Investment Date. A Participant’s rights with respect to accumulated payroll deductions shall be those of a general creditor of the Company or of the applicable Designated Subsidiary. All payroll deductions received or held by the Company or a Designated Subsidiary under the Plan may be used for any corporate purpose, and the Company or Designated Subsidiary, as applicable, shall not be obligated to segregate such amounts.

An Enrollment Form, once in effect for an Accumulation Period, shall remain in effect for all future Accumulation Periods unless changed or revoked in accordance with this paragraph. A Participant may cease, re-start, increase or decrease that Participant’s payroll deduction, at any time by filing a new Enrollment Form at least thirty (30) days prior to the intended effective date of such change, in accordance with procedures adopted by the Compensation Committee. If an Enrollment Form is filed less than thirty (30) days prior to the intended effective date of such change, the Company will accommodate such request as of the intended effective date if it determines in its sole discretion that it is administratively feasible to do so. Any payroll deductions made during an Accumulation Period before the effective date of such change will automatically be applied toward purchase of shares on the Investment Date for such period.

Payroll deductions will be automatically suspended during any unpaid leave of absence and will automatically resume once the employee returns to paid status and meets the eligibility requirements of Section 5, unless the employee delivers notice of a desire to cease participation in the Plan at least thirty (30) days prior to the return to paid status. For purposes of Section 5(b), an employee will be deemed to have terminated employment following a leave of absence extending ninety (90) consecutive days, unless the employee is guaranteed reemployment at the end of the unpaid leave of absence by statute or contract. Any payroll deductions made during an Accumulation Period before the employee goes on unpaid leave of absence will automatically be applied toward purchase of shares on the Investment Date for such period.
Payroll deductions will automatically end upon a Participant’s termination of employment with the Company or a Designated Subsidiary. Any payroll deductions made during an Accumulation Period before a Participant terminates employment will automatically be applied toward purchase of shares on the Investment Date for such period.

7.	METHOD OF PURCHASE AND INVESTMENT ACCOUNTS. Each Participant who has authorized a payroll deduction for an Accumulation Period as described in Section 6, shall, on the Investment Date for such period, be deemed, without any further action, to have purchased the number of shares (including fractional shares to three decimal places) which the funds in the payroll deduction could purchase at the Purchase Price on that Investment Date. All shares purchased shall be maintained by the Custodian in a separate Investment Account for each Participant.

Any cash dividends paid with respect to shares of common stock held in an Investment Account shall be used to purchase shares of common stock for the Participant’s Investment Account, at the next scheduled Investment Date. Any dividends on Common Stock held in an Investment Account distributed in-kind shall be added to the shares held for a Participant in his or her Investment Account.

Statements of account will be given to Participants at least annually, which statements will set forth the total amount of payroll deductions during all Accumulation Periods completed since the most recently provided statement, the per share purchase price and the number of shares purchased on all Investment Dates during such period, and the total number of shares and fractional shares represented by such Participant’s Investment Account as of the statement date.

8.	STOCK PURCHASES. The Custodian shall acquire shares of Common Stock for Participants as of each Investment Date from the Company or, if directed by the Compensation Committee, by purchases on the open market or in private transactions using total payroll deduction amounts received by the Custodian. If shares are purchased in one or more transactions on the open market or in private transactions at the direction of the Compensation Committee, the Company will pay the Custodian the difference between the Purchase Price and the price at which such shares are purchased for Participants.

The expense associated with acquiring shares under the Plan shall be paid by the Company. The expense of the Custodian certificating or selling shares held in a Participant’s Investment Account will be paid by the Participant.

9.	LIMITATION ON PURCHASES OF STOCK. No Participant may accrue a right to purchase during any one calendar year under the Plan (combined with any other plan of the Company or its Subsidiaries qualified under Code section 423) shares of Common Stock having a Fair Market Value (determined by reference to the Fair Market Value on each Investment Date) in excess of $25,000. This limitation shall be interpreted to comply with Code section 423(b)(8). To the extent necessary to comply with this paragraph, the Compensation Committee may reduce or stop a Participant’s payroll reductions at any time during an Accumulation Period. The Participant’s payroll reductions shall recommence at the rate provided in such Participant’s Enrollment Agreement at the beginning of the first Accumulation Period which is scheduled to end in the following calendar year, unless terminated earlier as provided in Section 6 hereof.

A Participant’s accumulated payroll deductions may not be used to purchase Common Stock on any Investment Date to the extent that after such purchase the Participant would own (or be considered as owning within the meaning of Code section 424(d)) stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary. For this purpose, stock which the Participant may purchase under any outstanding option shall be treated as owned by such Participant. As of the first Investment Date on which this paragraph limits a Participant’s ability to purchase Common Stock, the employee shall cease to be a Participant.

10.	TITLE OF ACCOUNTS. The Custodian shall maintain an Investment Account for each Participant and any shares of Common Stock in such Investment Account shall be held via the Direct Registration System. Each Investment Account shall be in the name of the Participant or, if the Participant so indicates on an Enrollment Form, in his or her name jointly with a family member, with right of survivorship. A Participant who is a resident of a jurisdiction which does not recognize such a joint tenancy may have an Investment Account in his or her name as tenant in common with a family member, without right of survivorship.

A Participant shall have all the rights of a shareholder with respect to shares held in his or her Investment Account, including without limitation the right to vote such shares.

11.	DELIVERY OF SHARES. Subject to the limitations of Section 9, a Participant shall have the right at any time in accordance with procedures established by the Compensation Committee to:
(a)	Direct the Custodian to issue a certificate for all or any portion of the whole number of shares of Common Stock credited to that Participant’s Investment Account, or,

(b)	Direct the Custodian to sell all or any portion of the whole number of shares in his or her Investment Account and to remit the proceeds (after reduction for applicable transaction fees) to the Participant, or,

(c)	Direct the Custodian to transfer electronically to a brokerage account designated by the Participant all or any portion of the whole number of shares in his or her Investment Account, or,

(d)	Direct the Custodian to sell any fractional interest held in the Investment Account to the Company and remit the proceeds of such sale to the Participant.
When a Participant terminates employment with the Company or a Designated Subsidiary, the Participant (or, in the case of the Participant’s termination of employment due to his or her death or death within the two month period following his or her termination of employment, his or her beneficiary determined pursuant to Section 14) shall have a period of two calendar months commencing on the date of such termination in which to direct the Custodian to sell or transfer the shares held in his or her Investment Account in accordance with the above. If no direction is received by the end of such two month period, the Custodian shall issue a certificate to the Participant or the Participant’s beneficiary for all of the whole number of shares of Common Stock credited to that Participant’s Investment Account and shall sell any fractional interest held in the Investment Account to the Company and remit the proceeds of such sale to the Participant or the Participant’s beneficiary.

All sales referred to in this Section 11 will be made on or as soon as administratively practicable after the date the Participant’s direction is received or the date on which his or her termination of employment occurs based on the Fair Market Value of the Common Stock on the date on which such sale is effected, net of any transaction fees.

As a condition of participation in the Plan, each Participant agrees to immediately notify the Company in writing if he or she sells or otherwise disposes of any of that Participant’s shares of Common Stock.

12.	RIGHTS NOT TRANSFERABLE. Rights under the Plan are not transferable by a Participant, except by will or by the laws of descent and distribution.

13.	CHANGE IN CAPITAL STRUCTURE. In the event of a stock dividend, spinoff, stock split or combination of shares, recapitalization or merger in which the Company is the surviving corporation or other change in the Company’s capital stock (including, but not limited to, the creation or issuance to shareholders generally of rights, options or warrants for the purchase of common stock or preferred stock of the Company), the number and kind of shares of stock or securities of the Company to be subject to the Plan, the maximum number of shares or securities which may be delivered under the Plan, the Purchase Price and other relevant provisions shall be proportionately adjusted by the Compensation Committee, whose determination shall be binding on all persons.

If the Company is a party to a consolidation or a merger in which the Company is not the surviving corporation, a transaction that results in the acquisition of substantially all of the Company’s outstanding stock by a single person or entity, or a sale or transfer of substantially all of the Company’s assets, the Compensation Committee may take such actions with respect to the Plan as the Compensation Committee deems appropriate.
Notwithstanding anything in the Plan to the contrary, the Compensation Committee may take the foregoing actions without the consent of any Participant, and the Compensation Committee’s determination shall be conclusive and binding on all persons for all purposes.

14.	BENEFICIARY. In the event of a Participant’s death, the beneficiary designated by the Participant in a writing filed with the Company shall have the rights described in Section 11 above. If a named beneficiary does not survive the Participant, such beneficiary’s share shall be delivered to the Participant’s remaining named beneficiaries according to their percentages. If there are no surviving beneficiaries or the Participant has not designated a beneficiary under this Plan, the Participant’s Investment Account shall be delivered to the Participant’s surviving spouse; or if there is no surviving spouse, in equal shares to any surviving children of the Participant; or if neither of the above survive the Participant, to the Participant’s estate.

15.	AMENDMENT OF THE PLAN. The Compensation Committee may at any time, or from time to time, amend the Plan in any respect; provided, however, that the shareholders of the Company must approve any amendment that would materially (i) increase the benefits accruing to Participants under the Plan, (ii) increase the number of securities that may be purchased under the Plan, or (iii) modify the requirements as to eligibility for participation in the Plan.

Without shareholder consent and without regard to whether any Participant rights may be considered to have been adversely affected, the Compensation Committee shall be entitled to change the length of Accumulation Periods and the frequency and/or timing of the Investment Dates, limit the frequency and/or number of changes in the amounts withheld during an Accumulation Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of shares of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Compensation Committee determines in its sole discretion advisable and consistent with the Plan.

16.	TERMINATION OF THE PLAN. The Plan and all rights of employees hereunder shall terminate:
(a)	on the Investment Date that Participants become entitled to purchase a number of shares greater than the number of reserved shares remaining available for purchase; or

(b)	at any prior date at the discretion of the Compensation Committee.
In the event that the Plan terminates under circumstances described in (a) above, reserved shares remaining as of the termination date shall be issued to Participants on a pro rata basis as determined by the Compensation Committee.

17.	EFFECTIVE DATE OF PLAN. The Plan shall be effective on July 16, 2009, the date on which it was adopted by the Compensation Committee, and shall be submitted to the shareholders of the Company for their approval. No purchases of Common Stock under the Plan shall be eligible for the special income tax treatment under Section 421(a) of the Code unless shareholder approval of the Plan is obtained on or before the first anniversary of the Plan’s effective date. Furthermore, no rights granted under the Plan may be exercised to any extent unless the Plan (including rights granted thereunder) is covered by an effective registration statement pursuant to the Securities Act of 1933, as amended.

Any amounts of Compensation deducted for Accumulation Period(s) ending on or prior to the later of the effective date of the Plan or the date on which the Plan is covered by an effective registration statement shall be applied to the purchase of Common Stock as soon as administratively practicable following the later of such dates, and the date of such purchase shall be an Investment Date for all purposes under the Plan.

18.	NO EMPLOYMENT RIGHTS. The Plan does not, directly or indirectly, create any right for the benefit of any employee or class of employees to purchase any shares under the Plan except as otherwise specifically provided herein, or create in any employee or class of employees any right with respect to continuation of employment by the Company, and it shall not be deemed to interfere in any way with the Company’s right to terminate, or otherwise modify, an employee’s employment at any time.

19.	GOVERNMENT AND OTHER REGULATIONS. The Plan, and the grant and exercise of the rights to purchase shares hereunder, and the Company’s obligation to sell and deliver shares upon the exercise of rights to purchase shares, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or government agency as may, in the opinion of counsel for the Company, be required.

20.	GOVERNING LAW. The Plan shall be construed and administered in accordance with the laws of the State of Florida.